Exhibit 10.2

TWILIO INC.

AMENDED CHIEF EXECUTIVE OFFICER SEVERANCE PLAN

1. Purpose. Twilio Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, especially the Company’s Chief Executive Officer (“CEO”). The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, especially the CEO, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Twilio Inc. Amended Chief Executive Officer Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the CEO to his or her assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the CEO’s employment with the Company.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

(b) “Administrator” means the Board or the Compensation Committee of the Board.

(c) “Applicable Percentage” means 100%.

(d) “Base Salary” shall mean the higher of (i) the annual base salary in effect immediately prior to the Date of Termination or (ii) the annual base salary in effect for the year immediately prior to the year in which the Date of Termination occurs.

(e) “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i) willful conduct by the CEO constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the CEO that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he or she were retained in his or her position;

(iii) continued non-performance by the CEO of his or her duties to the Company (other than by reason of the CEO’s physical or mental illness, incapacity or disability) which has continued for 30 days following written notice of such non-performance from the Company;

(iv) a material breach by the CEO of any of the provisions contained in the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement entered into between the CEO and the Company or any other confidentiality, invention assignment or similar agreement with the Company;

(v) a material violation by the CEO of the Company’s written employment policies or the Company’s Code of Conduct; or

(vi) the CEO’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the CEO’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided, however, that the CEO will not be required to admit to any act, or failure to act, that would result in an admission to a crime.

(f) “Change in Control” shall mean a Sale Event, as defined in the Twilio Inc. 2016 Stock Option and Incentive Plan, as amended from time to time.

(g) “Change in Control Period” shall mean the period beginning three months prior to, and ending 12 months after, the date of a Change in Control. For the avoidance of doubt, upon the termination of the CEO’s employment by the Company without Cause or by the CEO for Good Reason, any unvested equity awards then held by such CEO shall not lapse until the earliest of a Change in Control, three months after the Date of Termination, or the expiration date of such equity award.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Date of Termination” shall mean the date that the CEO’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, the CEO’s employment shall not be deemed to have been terminated solely as a result of the CEO becoming an employee of any direct or indirect successor to the business or assets of the Company.

(j) “Good Reason” shall mean that the CEO has complied with the “Good Reason Process” following the occurrence of any of the following events:

(i) a material diminution in the CEO’s responsibilities, authority or duties;

(ii) a material reduction in the CEO’s base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees;

(iii) the relocation of the Company office at which the CEO is principally employed to a location more than 35 miles from such office;

(iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the CEO;

(v) the failure of the Board or applicable committee thereof to nominate the CEO for election to the Board when the CEO is eligible for, and willing and able to be, re-elected; or

(vi) following a Change in Control, the CEO no longer reporting to the same equivalent position of the ultimate parent company in a control group of companies that acquire the Company to which the CEO was reporting following the Change in Control (for instance, if the CEO reported to the Board prior to a Change in Control, if the CEO does not report directly to the Board of the ultimate parent company in a control group of companies that acquire the Company, then the CEO would have Good Reason for purposes of the Plan).

For purposes of Section 2(j)(i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(k) “Good Reason Process” shall mean:

(i) the CEO reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii) the CEO notifies the Company in writing of the occurrence of the Good Reason condition within 90 days of the occurrence of such condition;

(iii) the CEO cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v) the CEO terminates his or her employment and provides the Company with a Notice of Termination with respect to such termination, each within 90 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(l) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of the CEO’s employment and the Date of Termination.

(m) “Participation Agreement” shall mean an agreement between the CEO and the Company that acknowledges the CEO’s participation in the Plan.

3. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii) determine the benefits to which the CEO may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v) decide all disputes arising in connection with the Plan; and

(vi) otherwise supervise the administration of the Plan.

(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and the CEO.

4. Eligibility. The CEO, provided, that he or she has executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, is eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may determine at any time that the CEO should no longer be eligible for participation in the Plan if he or she is no longer designated as the CEO, and he or she shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution thereof.

5. Termination Benefits Generally. In the event the CEO’s employment with the Company is terminated for any reason, the Company shall pay or provide to the CEO any earned but unpaid salary, unpaid expense reimbursements and accrued but unused leave entitlement, if applicable (collectively, the “Accrued Benefits”), within the time required by law but in no event more than 30 days after the Date of Termination.

6. Termination Not in Connection with a Change in Control. In the event the employment of the CEO is terminated (i) by the Company for any reason other than for Cause, death or disability, or (ii) by the CEO for Good Reason, and such termination occurs outside of the Change in Control Period, then with respect to such CEO, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, and confidentiality, return of property and non-disparagement provisions, in a form and manner satisfactory to the Company and the expiration of any revocation period with respect thereto within 30 days of the Date of Termination (the “Release Requirement”), the Company shall:

(a) pay the CEO a single lump sum cash amount equal to 18 months’ Base Salary. Such amount shall be paid within 30 days after the Date of Termination; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 30-day period;

(b) if the CEO was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the CEO a monthly cash payment for (i) 18 months, or (ii) the CEO’s applicable COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the CEO if the CEO had remained employed by the Company. If the Company determines in its sole discretion that it cannot provide the COBRA benefits contemplated in the first sentence of this Section 6(b) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA benefits contemplated in the first sentence of this Section 6(b), the Company will provide to the CEO a taxable monthly payment payable on the last day of a given month, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the CEO if the CEO had remained employed by the Company (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the CEO elects COBRA continuation coverage and will end on the date the Company has paid an amount totaling 18 months of COBRA Replacement Payments. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited, to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary herein, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the CEO will not receive the COBRA Replacement Payments or any further COBRA coverage; and

(c) provide an additional 12 months of vesting credit with respect to the CEO’s outstanding and unvested equity awards that are subject only to time-based vesting, such that those equity awards shall be deemed vested as if the CEO had completed 12 months of employment following the Date of Termination.

For the avoidance of doubt, a non-renewal of the Plan does not entitle the CEO to the severance pay and benefits under Section 6 of the Plan.

7. Termination in Connection with a Change in Control. In the event the employment of the CEO is terminated (i) by the Company for any reason other than for Cause, death or disability or (ii) by the CEO for Good Reason, and such termination occurs during the Change in Control Period, then with respect to such CEO, in addition to the Accrued Benefits, subject to his or her satisfaction of the Release Requirement, the Company shall:

(a) cause the Applicable Percentage of the outstanding and unvested equity awards held by the CEO to immediately become fully exercisable and vested as of the Date of Termination (or the date of the Change in Control, if later); provided, that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement to the extent that such awards are accelerated as provided herein;

(b) pay the CEO a single lump sum cash amount equal to 24 months’ Base Salary. Such amount shall be paid within 30 days after the Date of Termination; provided, however, that if the 30-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 30-day period; and

(c) if the CEO was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the CEO a monthly cash payment for (i) 24 months, or (ii) the CEO applicable COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the CEO if the CEO had remained employed by the Company. If the Company determines in its sole discretion that it cannot provide the COBRA benefits contemplated in the first sentence of this Section 7(c) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA benefits contemplated in the first sentence of this Section 7(c), the Company will provide to the CEO the COBRA Replacement Payments, which COBRA Replacement Payments will be made regardless of whether the CEO elects COBRA continuation coverage and will end on the date the Company has paid an amount totaling 24 months of COBRA Replacement Payments. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited, to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary herein, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the CEO will not receive the COBRA Replacement Payments or any further COBRA coverage.

For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and the CEO shall not be entitled to the severance pay and benefits under both Section 6 and 7 hereof. In addition, for the avoidance of doubt, a non-renewal of the Plan does not entitle the CEO to the severance pay and benefits under Section 7 of the Plan.

8. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the CEO, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the CEO becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the CEO receiving a higher After Tax Amount (as defined below) than the CEO would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the CEO as a result of the CEO’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the CEO shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the CEO within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the CEO. Any determination by the Accounting Firm shall be binding upon the Company and the CEO.

9. Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement; Arbitration.

(a) Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement. As a condition to participating in the Plan, the CEO shall continue to comply with the terms and conditions contained in the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement or similar agreement entered into between the CEO and the Company and such other agreement(s) as designated in the applicable Participation Agreement. If the CEO has not entered into a Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.

(b) Arbitration Agreement. As a condition to participating in the Plan, the applicable Participation Agreement may provide that the terms, conditions and procedures set forth in an Arbitration Agreement or similar agreement entered into between the CEO and the Company shall apply in all respects to any controversies, claims or disputes arising under or related to the Plan. If the CEO has not entered into an Arbitration Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan

10. Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

11. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the CEO’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the CEO is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the CEO becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one-day after the CEO’s separation from service, or (ii) the CEO’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the CEO’s termination of employment, then such payments or benefits shall be payable only upon the CEO’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the CEO during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Company makes no representation or warranty and shall have no liability to the CEO or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Notice and Date of Termination.

(a) Notice of Termination. A termination of the CEO’s employment shall be communicated by Notice of Termination from the Company to the CEO or vice versa in accordance with this Section 12.

(b) Notice to the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the CEO at the last address the CEO has filed in writing with the Company, or to the Company at the following physical or email address:

Twilio Inc.

Attention: Chief Legal Officer

101 Spear Street, 5th Floor

San Francisco, CA 94105

legalnotices@twilio.com

13. No Mitigation. The CEO is not required to seek other employment or to attempt in any way to reduce any amounts payable to the CEO by the Company under this Plan.

14. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the CEO, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the CEO’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the CEO’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the CEO fails to make such designation).

15. Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such payments and/or benefits pursuant to an employment agreement, offer letter or severance letter between the Company and the CEO.

18. No Contract of Employment. Nothing in this Plan shall be construed as giving the CEO any right to be retained in the employ of the Company or shall affect the terms and conditions of the CEO’s employment with the Company.

19. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of the CEO without the CEO’s written consent.

20. Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of California.

21. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

22. Effectiveness and Term. This Plan is continued effective as of February 22, 2023 (the “Renewal Date”) and shall continue for a three-year period (the “Initial Renewal Term”), unless sooner terminated in accordance with Section 19, and will automatically continue following the Initial Renewal Term for additional three-year periods (each such three-year extension, a “Renewal”), unless at least six months prior to an applicable Renewal (i) the Administrator takes action to not continue the term of the Plan beyond the Renewal term then in effect, and (ii) the CEO is notified in writing that the Plan will not continue beyond such period.